Exhibit 10.16
Description of Intuit Inc. Executive Stock Ownership and Matching Unit Program
Intuit Inc. (the “Company”) launched the Intuit Inc. Executive Stock Ownership Matching Unit Program (the “Program”) on May 15, 2003. Participation in the Program, which is intended to demonstrate management and Board commitment to the Company, strengthen retention, and align executives’ interests with those of the Company’s stockholders, is mandatory for all members of the Board of Directors and all officers at the Senior Vice President level and above.
The Program consists of two parts. First, the Program requires that members of the Board, Executive Vice Presidents and Senior Vice Presidents hold – and continue to hold throughout their service to the Company – at least 3,000 shares of Company common stock. The Chief Executive Officer (“CEO”) is required to hold at least 100,000 shares. Shares that count toward this ownership requirement include shares acquired through open market purchases, ESPP purchases, shares held from option exercises, shares of restricted stock and shares subject to restricted stock unit awards. Directors and officers must meet these ownership requirements by the later of (1) May 2006, or (2) three years from the date on which they became subject to the Program. If the ownership requirements are not met within this timeframe, 50 percent of future bonus awards (for officers) or annual cash retainers (for directors) will be made in stock until compliance is achieved.
Second, the Program contains a matching unit component to encourage officers to acquire and hold shares of Company stock. Specifically, for each two shares of common stock purchased by an officer at the level of Senior Vice President and above, other than the CEO, the Company will award the officer a matching unit equal to one share of common stock, up to a maximum of 1,500 matching unit shares. (The CEO and members of the Board are not eligible for matching awards.) Matching units are awarded on the date the officer purchases the shares (the “Award Date”). The shares that are matched count towards the Program’s ownership requirements. However, shares subject to matching unit awards do not count toward the Program’s ownership requirements.
Prior to December 9, 2004, matching units awarded under the Program were made pursuant to the Intuit Inc. 2002 Equity Incentive Plan (the “2002 Plan”) in the form of stock bonus awards. Since December 9, 2004, matching awards have been made pursuant to the Intuit Inc. 2005 Equity Incentive Plan (the “2005 Plan”) in the form of restricted stock units. The 2002 Plan and the 2005 Plan were approved by the Company’s stockholders on January 18, 2002 and December 9, 2004, respectively.
The terms of the 2002 Plan or the 2005 Plan (as applicable) and the Matching Unit Grant Agreement documenting each award govern the officer’s and the Company’s rights and responsibilities with respect to the award. In general, matching units vest in full on the fourth anniversary of the Award Date, provided the officer has remained continuously employed by the Company until such date. If the officer’s employment terminates prior to vesting:
•	due to resignation or by the Company for Cause (as defined in the Matching Unit Grant Agreement), the award will terminate without having vested as to any of the underlying shares;
•	due to Retirement (as defined in the Matching Unit Grant Agreement) or by the Company other than for Cause, the award will vest pro rata based on the officer’s number of full months of service since the Award Date;

•	due to death or Total Disability (as defined in the Matching Unit Grant Agreement) the award will vest in full on the officer’s termination date; or
•	within one year following a Corporate Transaction (as defined in the Matching Unit Grant Agreement) the award will vest in full on the officer’s termination date.
If an officer sells, gifts or otherwise transfers the common stock that caused the Company to make a matching award (i.e., the shares that were matched pursuant to the Program) prior to the time the award vests, the officer will forfeit the entire matching award and any rights to any shares subject thereto unless the officer holds (1) shares the officer owned before he or she became subject to the Program, (2) shares acquired while the officer participated in the Program that have not been matched, and/or (3) matching award shares that have vested in a number equal to or greater than the number of shares that caused the Company to make the matching award. All officers eligible for matching units are required to pre-clear all sales, gifts or other transfers of Company stock.
Matching unit awards will be adjusted to reflect stock dividends, stock splits, reclassifications and similar transactions as provided under the 2002 Plan or the 2005 Plan, as applicable. Matching units are not transferable. Under the Program, holders of matching units will not have any voting, dividend or other stockholder rights with respect to such units until the underlying shares are issued.
The Company will issue the shares subject to a matching unit award on the date the award vests, unless the officer has timely elected to defer issuance of the shares in a manner that satisfies Section 409A of the Internal Revenue Code of 1986 and related regulations. In general, awards will be settled in shares of common stock, less any shares withheld to satisfy applicable taxes.
The Company may terminate the matching unit component of the Program at any time, without further notice or obligation to any participant.

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